Exhibit 99.1

Peter M. Kern Appointed to Tribune Media Company Board of Directors

CHICAGO, Oct. 13, 2016—Tribune Media Company (NYSE: TRCO) today announced the appointment of Peter M. Kern to its Board of Directors. Mr. Kern fills the vacancy created by the resignation of Michael Kreger on Oct. 11, 2016.

Kern serves as Chairman of the Board of Hemisphere Media Group, and Managing Partner of InterMedia Partners, LP, a media-focused private equity firm. He has spent more than 20 years investing in, advising and operating media companies in the cable, broadcast, digital, and publishing industries. Kern also serves on the board of Expedia, Inc., and a number of private companies.

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Tribune Media Company (NYSE: TRCO) is home to a diverse portfolio of television and digital properties driven by quality news, entertainment and sports programming. Tribune Media is comprised of Tribune Broadcasting’s 42 owned or operated local television stations reaching approximately 50 million households, national entertainment cable network WGN America, whose reach is approaching 80 million households, Tribune Studios, and Gracenote, one of the world’s leading sources of TV and music metadata powering electronic program guides in televisions, automobiles and mobile devices. Tribune Media also includes Chicago’s WGN-AM and the national multicast networks Antenna TV and THIS TV. Additionally, the Company owns and manages a significant number of real estate properties across the U.S. and holds other strategic investments in media. For more information please visit www.tribunemedia.com.

INVESTOR CONTACT:	MEDIA CONTACT:
James Arestia	Gary Weitman
Director/Investor Relations	SVP/Corporate Relations
(646) 563-8296	(312) 222-3394
jarestia@tribunemedia.com	gweitman@tribunemedia.com